UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 4, 2007
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-22378 (Commission File Number)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of principal executive offices)	63017 (Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
     On October 4, 2007, Thermadyne Holdings Corporation (the “Company”) entered into an Indemnification Agreement (each, an “Indemnification Agreement” and, collectively, the “Indemnification Agreements”) with each of its directors and certain executive officers (each, an “Indemnitee” and collectively, the “Indemnitees”). Pursuant to each Indemnification Agreement, the Company agrees to indemnify each Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware.
     Pursuant to the terms of the Indemnification Agreements, the Company also agreed that as long as each Indemnitee is entitled to indemnification under the terms of the respective Indemnification Agreement, the Company will obtain and maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers covering each Indemnitee against any liability asserted against or incurred by Indemnitee or on Indemnitee’s behalf in any indemnified capacity whether or not the Company would have the power to indemnify the Indemnitees against such liability under the Indemnification Agreements.
     A copy of the form of Indemnification Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the terms of the Indemnification Agreements is qualified in its entirety by reference to Exhibit 10.1.
Item 8.01.     Other Events.
     On October 8, 2007, the Company issued a press release announcing that Nasdaq has approved the listing of the Company’s common stock on The Nasdaq Capital Market under the symbol “THMD.” A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01.     Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Indemnification Agreement dated October 4, 2007, as entered between the Company and J. Joe Adorjan, Andrew Berger, James Gamache, Marnie Gordon, Bradley Pattelli, Paul Melnuk, John Boisvert, Terry Downes, Dennis Klanjscek, Terry Moody, Martin Quinn, Steve Schumm, Patricia Williams, and Mark Jolly.

99.1	Press Release of Thermadyne Holdings Corporation dated October 8, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:      October 9, 2007

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Patricia S. Williams
	Name:	Patricia S. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

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